                                                                      EXHIBIT 12

                                  Law Offices
                           Drinker Biddle & Reath LLP
                      Philadelphia National Bank Building
                              1345 Chestnut Street
                          Philadelphia, PA  19107-3496
                           Telephone: (215) 988-2700
                                 Telex: 834684
                              Fax: (215) 988-2757

                                  May 12, 1997


Excelsior Funds, Inc.
73 Tremont Street
Boston, MA  02108-3913

          Re:  Plan of Reorganization dated as of May 16, 1997
               -----------------------------------------------

Dear Sirs and Mesdames:

          We have been asked to give our opinion on the Federal income tax consequences to shareholders of the transactions contemplated in the above Plan of Reorganization. In our opinion, the material Federal income tax consequences to shareholders of such transactions are accurately set forth in the description of our closing opinion in the subsection entitled "INFORMATION RELATING TO THE PROPOSED REORGANIZATION -- Federal Income Tax Consequences" in the Combined Prospectus/Proxy Statement contained in the Registration Statement being filed this day with the Securities and Exchange Commission.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.


                                           Very truly yours,

                                           /s/ DRINKER BIDDLE & REATH LLP